EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of ECM Energy Services, Inc. on Form S-1 of our report dated March 28, 2014, with respect to our audits of the consolidated financial statements of ECM Energy Services, Inc. as of December 31, 2013 and 2012, and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
New York, New York
March 28, 2014